EXHIBIT 5.1



                               September 27, 2001


R-Tec Holding, Inc.
1471 E. Commercial Ave.
Meridian, Idaho 83642

               Re:  Registration Statement on Form S-8

Gentlemen:

     I refer to the Registration Statement (the "Registration Statement") on Form S-8 filed on or about September 28, 2001, by R-Tec Holding, Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 2,000,000 shares (the "Shares") of the authorized common stock, non par value, of the Company being offered to certain employees and consultants of the Company pursuant to the R-Tec Holding, Inc., 2000 Stock Option Plan (the "Plan").

     In connection with the foregoing registration, I have acted as counsel for the Company and have examined originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as deemed necessary to deliver the opinion expressed below.

     Based upon the foregoing, and having regard for legal considerations that are deemed relevant, it is my opinion that the Shares will be, when and if issued in accordance with the exercise of options granted under the Plan, duly authorized, validly issued, and fully paid and non-assessable.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/  Robert C. Montgomery
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                                             ROBERT C. MONTGOMERY, CHTD.